Exhibit 10.2

ASTRONOVA, INC.

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is made and entered into as of                      (the “Grant Date”), by and between AstroNova, Inc. (the “Company”), and                      (the “Recipient”) pursuant to the Company’s Non-Employee Director Annual Compensation Program (the “Program”). This Agreement is and shall be subject in every respect to the provisions of the Company’s 2015 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Program. The Program and the Plan are incorporated herein by reference and made a part hereof. The Recipient acknowledges that this Agreement shall be subject to all the terms and provisions of the Plan and the Program and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan and/or Program, the terms of the Plan and/or Program shall prevail, and (b) all decisions under and interpretations of the Plan or Program by the Board or the Committee shall be final, binding and conclusive upon the Recipient and his or her heirs and legal representatives.

In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Grant of Shares. Upon the execution of this Agreement, the Company shall issue to the Recipient, in consideration of the Recipient’s service to the Company, subject to the terms and conditions set forth in this Agreement,                      shares of common stock, $0.05 par value per share, of the Company (“Common Stock”). Such shares, together with any securities of the Company that may be issued in exchange for or in respect of the shares, whether by way of stock split, stock dividend, combination of shares, reclassification, recapitalization, reorganization or any other means, shall be referred to herein as the “Shares.”

2.    Vesting. The Shares shall become fully vested on the first anniversary of the Grant Date, subject to the Recipient continuing Service as a member of the Board. If a Director’s Service as a member of the Board terminates other than for death or Disability (“Termination”), all of the Shares that have not vested as of the date of Termination (any such shares, “Unvested Shares”) will be forfeited. The foregoing notwithstanding, in the event of the Recipient’s death or Disability or a Change in Control of the Company during Recipient’s Service as a member of the Board, all Unvested Shares shall become immediately vested and no longer subject to restrictions on Transfer hereunder.

3.    Restrictions on Transfer. Other than as part of a Change in Control, Recipient may not sell, transfer, assign, pledge or otherwise encumber (collectively, “Transfer”) any Shares or any interest therein until such Shares have vested. In addition, the Recipient may not Transfer any Shares if the Recipient has not satisfied the requirements of any stock ownership guidelines established for Directors by the Board or if such Transfer would cause the Recipient to be out of compliance with any such guideline. The periods during which all or any Shares are subject to forfeiture or restrictions on Transfer as provided in this Section 3 is referred to herein as a “Restricted Period” with respect to such Shares

4.    Voting Rights; Dividends. Subject to the other provisions of this Agreement, during the Restricted Period applicable to the Shares, the Recipient shall have all of the rights of a shareholder of the Company holding shares of Common Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if any such dividends or distributions are paid in shares of Common Stock, such shares shall be subject to the same vesting schedule and restrictions on Transfer as the Shares with respect to which the dividends or distributions were paid.

5.    End of Restricted Period. On the expiration or termination of a Restricted Period, the restrictions on Transfer shall lapse, and it shall be free of all restrictions (except any that may be imposed by law or by any applicable stock ownership guidelines). A stock certificate for the number of shares of Common Stock with respect to which the restrictions have lapsed shall be delivered to the Recipient or a book entry or other appropriate electronic record with respect to such shares shall me made..

6.    Forfeiture of Unvested Shares. In the event of the forfeiture of any Unvested Shares, the Company shall reacquire such Unvested Shares without the payment of consideration in any form to such holder of such Unvested Shares, and the Recipient shall unconditionally forfeit any right, title or interest to such Unvested Shares. Automatically and without action by any person, all forfeited Unvested Shares and certificates therefor shall be transferred and delivered to the Company.

7.    Effect of Prohibited Transfer. The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

8.    Restrictive Legend. All certificates representing Shares shall bear a legend which refers to the restrictions imposed by this Agreement and the Plan and any applicable state or federal securities laws or regulations, and which legend is otherwise in such form as the Company may deem appropriate. All Shares registered in book-entry shall include stop transfer instructions consistent with such legends.

9.    Adjustments for Recapitalizations and Other Transactions. The Shares issued pursuant to this Agreement shall be adjusted to reflect any recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock, or any issue of bonds, debentures, preferred or prior preference stock or other capital stock ahead of or affecting the stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise pursuant to the provisions of Section 11 of the Plan.

8.    Taxes. The Recipient understands and agrees that he or she will be fully liable for any federal, state or local taxes of any kind owed by him or her with regard to issuance of the Shares, whether owed at the time of transfer pursuant to the Recipient having made an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (an “83(b) Election”), or at the time that the Shares vest pursuant to the vesting schedule set forth in Section 2 above.

9.    83(b) Election. The Recipient understands that it shall be his or her decision whether to make an 83(b) Election with respect to the Shares, and that if he or she chooses to make such election, it must be made within 30 days of the date of execution of this Agreement. The filing of a Section 83(b) election is solely the Recipient’s responsibility, and if the Recipient chooses to make such an election with respect to issuance of the Shares, he or she must provide a copy of such election to the Company.

10.    Miscellaneous.

(a)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(b)    Binding Effect. This Agreement shall be binding and inure to the benefit of the Company and the Recipient and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(c)    Notice.    Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company 600 East Greenwich Avenue, West Warwick, Rhode Island 02893 or such other address as the Company may hereafter designate. Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

(d)     Amendment. This Agreement may be amended or modified only by a written instrument executed by both of the Company and the Recipient.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the date first written above.

ASTRONOVA, INC.

By:
Name:
Title:

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